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            INTRAV ANNOUNCES ACQUISITION OF CLIPPER CRUISE LINE



      ST. LOUIS (November 13, 1996) -- The Board of Directors of
INTRAV(Nasdaq:TRAV) today approved the acquisition of Clipper Cruise Line.

      Clipper Cruise Line designs and operates unique cruise itineraries aboard its two ships, M/V Yorktown Clipper and M/V Nantucket Clipper, along the coastal waterways of the United States and Canada, and in the Caribbean. Prestigious Conde Nast Traveler magazine recently ranked Clipper Cruise Line among the ten best cruise lines in the world for the second consecutive year. Clipper is the only all American ship company to be so honored.

      Projected net cruise revenues from Clipper Cruise Line's 1996 operations are anticipated to be approximately $20.2 million.

      The Stock Purchase Agreement includes an initial payment of $10.2 million and provides that INTRAV pay $5.0 million of indebtedness owed by the Clipper Cruise Line operating companies. These amounts are subject to adjustment under the agreement. An additional payment of up to $3.0 million may be paid to the extent the cumulative net cruise revenues of the Clipper Cruise Line operation exceed $70.0 million by December 31, 2000. The seller of Clipper Cruise Line is a company controlled by Barney A. Ebsworth, Chairman of the Board and major stockholder of INTRAV. INTRAV will finance the acquisition from its current working capital, with the possible utilization of the Company's revolving credit facility. The transaction is expected to be completed by December 31, 1996. Stifel, Nicolaus & Company of St. Louis issued an opinion to the Board of Directors, as to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be paid to acquire Clipper.

      "We feel the acquisition of Clipper Cruise Line enhances the overall value and earnings potential of INTRAV. The profile of Clipper's travelers is consistent with that of INTRAV and the cash flow characteristics of Clipper's operations will enhance INTRAV's cash generation capabilities and strong balance sheet," said Larry R. Nolan, President and Chief Executive Officer.

      The matters contained in this news release include certain forward-looking statements relating to Clipper Cruise Line's 1996 revenues and the future impact of the Clipper Cruise Line operations on INTRAV. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements assume the continued operation of the two Clipper Cruise Line ships consistent with their recent capacity and cruise price levels. These forward-looking statements represent INTRAV's best judgment as of the date of this release.